January 25, 1994




Richard C. Blum & Associates, Inc.
909 Montgomery Street
Suite 400
San Francisco, California  94133

Gentlemen:

          Pursuant to Section 2 of the Purchase Agreement dated January 20, 1994 (the "Purchase Agreement") among Southdown, Inc. (the "Company"), The Carpenters Pension Trust for Southern California, Richard C. Blum & Associates, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Kidder, Peabody & Co. Incorporated and Lehman Brothers Inc., as representatives of the several underwriters named in Schedule A thereto (the "Underwriters"), we hereby exercise our option to purchase all 232,500 shares of the Option Securities (as defined in the Purchase Agreement) to cover over-allotments at the same purchase price per share as the Underwriters shall pay for the Initial Securities (as defined in the Purchase Agreement).

          The closing of the purchase of the Option Securities shall occur simultaneously with the closing of the purchase of the Initial Securities as provided in Section 2 of the Purchase Agreement.

                         Very truly yours,

                         MERRILL LYNCH & CO.
                         Merrill Lynch, Pierce, Fenner & Smith
                           Incorporated
                         KIDDER, PEABODY & CO. INCORPORATED
                         LEHMAN BROTHERS INC.
                         Acting severally on behalf of themselves and as Representatives of the several Underwriters

                         By:Merrill Lynch, Pierce, Fenner & Smith
                         Incorporated

                         By: /s/ ALAN J. BLACKBURN
                             Alan J. Blackburn





Receipt Acknowledged:



By: /s/ N. COLIN LIND
    N. Colin Lind
    Managing Director